Exhibit 10.25

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of the 31st day of October, 2012, between Paul J. Brown (“Executive”), on the one hand, and Hilton Worldwide, Inc. f/k/a Hilton Hotels Corporation (“Hilton”) and BH Hotels Holdco LLC (“Holdings”) on the other hand (each a “Party” and, collectively, the “Parties”):

WHEREAS, Executive has been employed by Hilton from on or about November 1, 2008 through the present as President, Global Brands and Commercial Services; and

WHEREAS, in connection with Hilton’s and Executive’s mutual decision for Executive to separate from his employment with Hilton, Executive and Hilton desire to enter into this Agreement with respect to the Parties’ respective rights and obligations, including under Executive’s employment agreement dated November 13, 2008 (as amended, modified or supplemented from time to time, the “Employment Agreement”);

WHEREAS, because the value of the vested portion of the Class B-1 and Class B-2 Units granted to Executive pursuant to Management Unit Subscription Agreement exceeds the value of the Applicable Severance Amount provided under Section 5(c) of the Employment Agreement, no severance amounts are payable under the Employment Agreement; and

WHEREAS, Executive, on the one hand, and Hilton and Holdings, on the other hand, wish to compromise and fully and finally settle any and all claims and potential claims of any type between them, including but not limited to any claims for compensation or benefits under the Employment Agreement and the Promote Documents (as defined below) (collectively the “Claims”);

NOW, THEREFORE, the Parties, intending to be legally bound, and in consideration of the mutual covenants and other good and valuable consideration set forth herein below, do hereby agree as follows:

1.	Advisory Services; Separation Date.

(a) Effective October 31, 2012 (the “Transition Date”), Executive hereby resigns from the position of President, Global Brands and Commercial Services of Hilton, and any and all other officer and director positions with Hilton or any of its parent companies, subsidiaries, divisions or affiliates.

(b) During the period beginning on November 1, 2012 and ending on the earlier of (i) April 30, 2013 or (ii) the date Executive commences employment with a subsequent employer (such period, the “Advisory Period”, and such date, the “Separation Date”), Executive shall serve as a Special Advisor to the CEO of Hilton, and shall be available to the CEO of Hilton for consultation and advice in accordance with the terms set forth in Schedule I. Executive agrees that from and after the Separation Date, Executive shall no longer be an employee of Hilton, and shall not hold himself out as, an employee or agent of Hilton or any of its parent companies, subsidiaries, divisions or affiliates. Subject to the foregoing, Executive will be entitled to continued access to and usage of his Hilton Worldwide e-mail account until April 30, 2013, whether or not the Separation Date occurs prior to such date.

2.	Severance. Provided that this Agreement becomes effective pursuant to Section 20 below:

(a) Payments.

(i) Severance Payments. Subject to Executive’s continued compliance with Section 6 of the Employment Agreement and Section 1 of the Appendix I attached hereto, and Executive’s continued material compliance with Section 7 of the Employment Agreement and Section 2 of the Appendix I attached hereto, Hilton agrees to pay, or cause to be paid, to Executive:

(A) $8,500,000, paid as soon as practicable following the Effective Date (as defined in Section 20 below), but no later than ten (10) days thereafter (or if such day falls on a weekend or holiday, the next business day following the 10th day);

(B) $2,000,000, paid as soon as practicable following the earlier of (1) the date Executive commences employment with a subsequent employer, but no earlier than January 1, 2013, or (2) October 31, 2013; and

(C) $2,000,000, paid as soon as practicable following the earlier of (1) the one year anniversary of the date Executive commences employment with a subsequent employer, but no earlier than January 1, 2014, or (2) April 30, 2014;

(ii) 2012 Annual Bonus. Hilton agrees to pay, or cause to be paid, to Executive the Annual Bonus (as defined in the Employment Agreement) in respect of the 2012 fiscal year which Executive would have been entitled to had Executive continued to be employed as President, Global Brands and Commercial Services through the expected annual bonus payment date, determined based on the actual performance of Hilton, and payable at such time as annual bonuses are calculated paid to other executives (but no later than March 15, 2013). Any such Annual Bonus payment shall be reduced by any and all applicable federal, state and local withholding taxes and any other authorized or legally required deductions.

(iii) Salary and Benefits during Advisory Period. Hilton agrees to pay Executive at a rate of pay equal to his current base salary rate on the Transition Date less any and all applicable federal, state and local withholding taxes and any other authorized or legally required deductions. Executive will be entitled to these monthly payments from November 1, 2012 through April 30, 2013, whether or not the Separation Date occurs prior to such date. Additionally, Executive will continue to vest in his equity grants through April 30, 2013, whether or not the Separation Date occurs prior to such date.

(iv) Full Satisfaction. The amounts in clause (i) and (ii) above constitute full payment and satisfaction by Hilton of all amounts payable under the Employment Agreement, including any Applicable Severance Amount and Pro-Rata Bonus (as such terms are defined under the Employment Agreement) and in full settlement of the Claims, in consideration of the releases and covenants given by Executive as set forth in this Agreement.

(v) Accrued but Unused Vacation. In addition, Hilton agrees to pay Executive no later than ten (10) days after the Effective Date for all unused vacation time accrued by Executive through the Separation Date.

(vi) Reimbursable Expenses. Executive shall be entitled to reimbursement no later than 90 days after the Effective Date, upon receipt by Hilton of suitable documentation, for all reasonable and necessary business expenses incurred prior to the Transition Date and submitted to Hilton on or prior to May 30, 2013. Executive shall continue to be entitled to reimbursement for all reasonable and necessary business expenses incurred during the Advisory Period prior to the Separation Date, so long as such expenses are approved by Hilton. Such expenses shall be reimbursed to him on an ongoing basis, within 30 days of receipt by Hilton of suitable documentation for the expenses.

(b) Healthcare Benefits Payment. As soon as practicable following the Separation Date, but no later than ten (10) days thereafter (or if such day falls on a weekend or holiday, the next business day following the 10th day), Hilton shall pay, or cause to be paid, to Executive a lump sum amount equal to $40,000, which represents the portion of the monthly premiums for group health coverage for Executive and his family currently paid by Hilton, multiplied by 24.

(c) Equity Arrangements.

(i) Promote Units. Executive agrees and affirms that his Management Unit Subscription Agreement (Class B-1 Units and Class B-2 Units) (together with the documents referenced therein, the “Subscription Agreement”) entered into between Executive and Holdings, and his Equity Incentive Award Agreement (as amended or supplemented from time to time, the “Tier I Award Agreement”, and together with the Subscription Agreement, collectively the “Promote Documents”) govern all rights and obligations with respect to Executive’s Class B-1 and Class B-2 equity holdings in Hilton and Executive’s Tier I Equity Award (as defined in the Tier I Award Agreement), respectively, provided, however, that notwithstanding any provision in the Promote Documents to the contrary, the Parties hereby agree that all Vested Units (as defined in the Subscription Agreement), all Unvested Units (as defined in the Subscription Agreement), and the Tier I Equity Award held by Executive as of the Separation Date shall be cancelled on the Separation Date for no further payment.

(ii) Co-Investment Units. Holdings agrees to repurchase, redeem and/or cancel Executive’s equity investment (Class A Units) of $220,000 for an amount equal to $275,000, less any and all applicable federal, state and local withholding taxes. Hilton and/or Holdings will take such further actions as may be necessary or desirable to effectuate the foregoing. Such amount shall be paid to Executive no later than ten (10) days after the Effective Date.

(iii) No Further Rights. Executive acknowledges and agrees that he has no further rights or entitlements under the terms of the Promote Documents and neither Hilton nor Holdings has any further obligations under the terms of the Promote Documents with respect to any of Executive’s Vested Units, Unvested Units, or Tier I

Equity Award, or otherwise. Executive further acknowledges and agrees that Hilton and Holdings shall have satisfied all obligations they may have to Executive under the Promote Documents and that Executive will be entitled to no other or further compensation, remuneration, payments or benefits of any kind in connection with the Subscription Agreement or Tier I Equity Award Agreement or any other equity or governing document of Holdings or its affiliates. Executive further acknowledges and affirms that his obligations and Holdings’ rights under the confidentiality provisions contained and/or referenced in the Promote Documents shall remain in full force and effect.

(d) Other Benefits. Notwithstanding Section 2(a)(iv), Hilton shall (i) directly pay to Crenshaw Associates an amount equal to the cost of executive outplacement services fees that are incurred during the 12-month period following the Transition Date, (ii) pay an amount equal to up to $10,000 for reasonable attorney’s fees for Executive that are incurred in connection with the execution of this Agreement, and (iii) provide Executive with lifetime benefits in Hilton’s “Hilton Honors” Program at the highest level (currently Diamond Status).

(e) Taxes. Hilton and/or Holdings, as applicable, will provide the Internal Revenue Service and Executive with appropriate Form W-2s, 1099s and/or any other required additional tax reporting or information forms reflecting the payments and arrangements described in this Section 2. Executive agrees that he is solely responsible for the reporting and payment of federal, state and/or local taxes payable by him with respect to the payments and benefits provided for herein.

(f) No Other Payments. Executive understands and agrees that he is not entitled to, and will not receive, any payment, compensation or benefit of any kind from Hilton or Holdings except as set forth in this Section 2, and Executive acknowledges that the payments referred to above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of Hilton and any of its parents, subsidiaries and affiliates, including but not limited to the Employment Agreement.

3. No Other Claims. The Parties represent and warrant that they have filed no claims, and know of no claims filed in court, administrative agencies, arbitration, or in any other forum between the Parties pertaining to the subject matter of this Agreement, and in the event that any such claims do exist, the Parties agree to withdraw and dismiss them with prejudice immediately in connection with this settlement. Executive represents and agrees that:

(a) Executive has suffered no specific injuries while employed by Hilton that Executive did not report to Hilton.

(b) Executive fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance.

(c) By signing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Hilton or by Hilton’s agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

4. Release by Executive and Covenant Not to Sue.

(a) As a material inducement for Hilton and Holdings to enter into this Agreement and to pay the amounts specified in Section 2 above, Executive hereby releases Hilton, its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., Section 1541 of the California Civil Code and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with Hilton, as well as any and all claims under state contract or tort law or otherwise.

(b) Executive has read Section 1542 of the California Civil Code, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(c) Executive expressly waives any rights that Executive may have under Section 1542 to the full extent that Executive may lawfully waive such rights pertaining to a general release of claims, and Executive affirms that Executive is releasing all known or unknown claims that Executive has or may have against Hilton or any of the Released Parties as stated in this Release.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing herein is intended to release or waive Executive’s rights (i) under COBRA, (ii) to unemployment insurance benefits (it being understood that Hilton shall not contest Employee’s application for unemployment insurance benefits), (iii) to any accrued and vested pension benefits, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) to any right to indemnification for attorneys’ fees, costs, and/or expenses pursuant to applicable statutes, corporate documents, Certificates of Incorporation and/or By-laws of Hilton, its affiliates or subsidiaries.

(e) Executive hereby represents that Executive has not filed any action, complaint, charge, grievance or arbitration against Hilton or the Released Parties.

(f) Executive expressly understands and agrees that Hilton’s obligations under this Agreement are in lieu of any and all other amounts to which Executive might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

(g) Executive understands that Executive must not disclose the terms of this Section 4 (the “Release”) to anyone other than Executive’s immediate family and advisors, that Executive must immediately inform Executive’s immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release; provided that the restrictions of this paragraph shall terminate if Hilton publicly discloses a copy of this Release (or, if Hilton publicly discloses summaries or excerpts of this Release, to the extent so disclosed).

(h) Executive has read this Release carefully, acknowledge that Executive has been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Release. Executive also understands that Executive has a period of 7 days after signing this Agreement within which to revoke Executive’s agreement, and that neither Hilton nor any other person is obligated to provide any benefits to Executive pursuant to the Agreement until 8 days have passed since my signing of this Agreement without my signature having been revoked. Executive understands that any revocation of this Release must be received by the General Counsel of Hilton within the seven-day revocation period. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily. Executive represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Agreement.

(i) Executive fully understands that this Release is a legally binding document and that, except as described above, by signing this Release Executive is prevented from filing, commencing or maintaining any action against Hilton or the Released Parties.

5. Representations of Hilton. Hilton hereby acknowledges that, as of the effective date of this Release, its board of directors (excluding, if applicable, Executive) has no actual knowledge of any legal claims against Executive or a set of facts that collectively would give rise to “Cause” under the Employment Agreement. If, following Hilton’s counter-signature of this Release, a Released Party commences any legal action against Executive with regard to Executive’s employment or otherwise and fails to obtain a successful judgment against Executive in such legal action, Hilton shall reimburse Executive for Executive’s reasonable out-of-pocket legal fees and expenses in defending such action. Notwithstanding anything to the contrary herein, in the event that a Released Party commences an action against Executive, Executive may raise any claim Executive may have as a counterclaim or defense in such action.

6. Restrictive Covenants. Executive hereby acknowledges and agrees that Sections 6 (Non-Competition), 7 (Confidentiality; Intellectual Property), 8 (Specific Performance) and 9 (Indemnification) of the Employment Agreement and corresponding provisions, if any, under the Promote Documents shall continue in full force and effect, in addition to the covenants set forth in Appendix I hereto.

7. Non-Admission of Liability. This Agreement and the Release contained herein effect the compromise and settlement of, among other things, all disputed and contested claims between the Parties, and the Parties understand and agree that neither the execution of this Agreement, nor any of the terms of this Agreement, shall be construed as an admission by any Party hereto of any liability of any kind to any other Party.

8. Governing Law; Dispute Resolution. This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to conflicts of law principles.

9. Benefit and Burden. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by an authorized representative of each of the Parties. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

11. Voluntary Agreement. Executive understands and agrees that he is under no obligation to consent to this Agreement or the Release set forth in Section 4 above, and that he has entered into this Agreement freely and voluntarily, and that Hilton and Holdings are under no obligation to offer him the payments set forth above.

12. Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, or excessively broad as to duration, scope, activity or subject, the Parties shall negotiate in good faith for a substitute provision to effectuate the Agreement as presently written, including but not limited to amending the Agreement to modify, limit or reduce any such invalid, unenforceable or excessively broad provision so as to be enforceable to the maximum extent compatible with applicable law. The Parties hereto shall reasonably cooperate to provide full effect to this Section 12 and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by any Party.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart. This Agreement may be executed either by original or facsimile, either of which will be equally binding.

14. Entire Agreement. All agreements, covenants, representations and warranties, express or implied, oral or written, of the Parties hereto concerning the subject matter hereof are contained herein. No other agreements, covenants, representations or warranties, express or implied, oral or written have been made by any Party to any other Party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein and shall be superseded; provided, however, that the Parties hereby acknowledge and agree that Sections 6 (Non-Competition), 7 (Confidentiality; Intellectual Property), 8 (Specific Performance) and 9 (Indemnification) of the Employment Agreement and corresponding provisions, if any, under the Promote Documents, shall not be superseded but rather shall remain in full force and effect as if restated herein. This is an Integrated Agreement.

15. Confidentiality. Executive, Hilton and Holdings agree to keep secret and strictly confidential the terms of this Agreement and further agree not to disclose, make known, discuss or relay any information concerning this Agreement, the circumstances leading up to this Agreement or the contents thereof to anyone except, in the case of Executive, his immediate family members, his lawyers, his accountants and his financial advisors, all of whom will be informed of and bound by this confidentiality clause, and, in the case of Hilton or Holdings, senior executives with a business-related ‘need to know,’ except to the extent compelled to do so by any governmental agency or by legal or administrative process. In the event any Party is required to so disclose any such information, such Party agrees, unless prohibited to do so by law, to notify the other Party/Parties immediately within three (3) business days of receipt, in writing, by overnight mail and facsimile, and to provide a copy of any such legal or administrative process or other government communication to the other Party/Parties so that it may seek a protective order or other appropriate remedy, and each Party agrees to reasonably cooperate with the other Parties in any effort undertaken to obtain a protective order or other remedy. In the event any Party is compelled to provide testimony or other information pursuant to legal or administrative process, it must be truthful and accurate. Notwithstanding the foregoing, for the purpose of effectuating the terms of this Agreement, Executive may inform third parties that he remains subject to certain post-employment restrictive covenants under this Agreement. On or before the Separation Date, Executive will return to Hilton all records or property of Hilton in Executive’s possession including, without limitation, ID cards, keys, credit cards, personal computers, cell phones, pagers, files, software, business equipment and instruction manuals.

16. No Disparaging Conduct. Executive agrees not to make any disparaging remarks or send any disparaging communications, directly or indirectly, concerning Hilton, Holdings, or their respective subsidiaries, parents and affiliates, their products, their reputations, their business and their respective officers, directors, partners and employees to any person or entity. Likewise, Hilton, on behalf of its employees and executives able to speak on the matter, specifically agrees not to make any disparaging remarks or send any disparaging communications, directly or indirectly, concerning Executive, his goodwill or reputation. Nothing in this Agreement shall affect the Parties’ obligations to provide truthful information as may be required by law, rule, regulation or legal process or as requested by any legal or regulatory authority (including the United States Attorney’s Office), or any Party’s ability to communicate between or among his or its legal advisors and/or the legal advisors of its subsidiaries, parents and/or affiliates and/or the legal advisors for any defendant, subject or target of, or witness in, or any threatened action relating to Executive’s duties at Hilton, or as may be required by counsel to any Party consistent with his or her ethical responsibilities to defend his or her client in any action or proceeding and, to the extent possible, consistent with the other provisions of this Agreement.

17. Internal and External Announcements. The Parties have agreed that an internal and external announcement about Executive’s separation from Hilton will be distributed. These releases will state that Executive resigned but has agreed to stay on through a transition period. Executive and Hilton will mutually agree on the timing and the content of any release about Executive’s separation from Hilton or other official Hilton announcements made regarding Executive’s separation from Hilton prior to its release. In this regard, Executive will have an opportunity to speak with his direct employees on his own prior to the release of any announcement regarding Executive’s separation from Hilton. The announcements shall be distributed during the week of October 29, 2012 and shall be in the form attached hereto as Exhibit II (internal announcement) and Exhibit III (external announcement).

18. References. Hilton agrees that any inquiries for employment references or any other inquiries concerning Executive’s employment with Hilton shall be directed to Matt Schuyler, Chief Human Resources Officer. If Mr. Schuyler is contacted by third parties concerning Executive’s employment, his response will be limited to the sum and substance of the information contained in Exhibit IV (attached hereto). If Mr. Schuyler is no longer with Hilton the Parties will agree to another representative specifically to be contacted. If asked by any third parties about Executive’s employment with Hilton, Executive may respond that he resigned from employment with Hilton and if specifically asked, Hilton will confirm that Executive resigned

19. Injunctive Relief. The Parties agree and acknowledge that Hilton and Holdings may be irreparably harmed by any breach, or threatened breach, by Executive of Sections 4, 15, or 16, or Appendix I, of this Agreement and that monetary damages may be inadequate. The Parties also agree and acknowledge that Executive may be irreparably harmed by any breach, or threatened breach, by Hilton or Holdings of Section 5, of this Agreement and that monetary damages may be inadequate. Accordingly, the Parties agree that in the event of a breach, or threatened breach, by any other Party of such provisions of this Agreement, the aggrieved Party shall be entitled to petition for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies available at law and equity.

20. Consultation with Attorney; Time to Consider Agreement; Effective Date. Executive acknowledges and agrees with the following: (i) that this Agreement is written in a manner calculated to be understood by Executive and that Executive in fact understands the terms, conditions and effect of this Agreement; (ii) Executive is waiving rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled; (iii) Executive is hereby advised in writing to consult with an attorney prior to executing the Agreement, and (iv) that Executive has had adequate opportunity to consult with an attorney prior to executing the Agreement. Executive further acknowledges and agrees that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 4 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and agrees that he has been advised by Hilton that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive further acknowledges and agrees that, if he wishes to revoke this

Agreement, he must do so in writing, signed by him and received by Hilton no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the Release and this Agreement shall become effective on the eighth (8th) day following Executive’s execution and delivery of this Agreement (the “Effective Date”). Executive further acknowledges and agrees that, in the event that he revokes this Agreement within the time period specified herein, it shall have no force or effect, and he shall have no right to receive any of the payments provided for hereunder.

21. Notice. All notices, requests or other communications to any Party hereunder shall be sent by overnight courier, hand delivery or U.S. certified mail, as follows:

(a)	if to Executive:

Paul J. Brown

6022 Orris Street

McLean VA 22101

(b)	if to Hilton:

Hilton Worldwide, Inc.

7930 Jones Branch Drive

Suite 1100

McLean, VA 22102

Attention: Matt Schuyler, Chief Human Resources Officer

or such other address(es) as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

22. It is intended that this Agreement comply with or be exempt from Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary in this Agreement, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. If any provision of this Agreement (or of any award of compensation due to Executive under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Hilton shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement.

24. Authorized Signatories. Each Party whose signature is affixed hereto in a representative capacity represents and warrants that he or she is authorized to execute this Separation Agreement on behalf of the entity on whose behalf his or her signature is affixed.

25. Signatures. The Parties hereby signify their Agreement to the above terms by their signatures below. Executive represents that he has had an opportunity to consult with his attorneys prior to signing this Agreement and has availed himself of such opportunity, that he has read and understands the foregoing Agreement and that he has affixed his signature hereto voluntarily and without coercion.

26. Future Cooperation; Privilege. The Parties acknowledge and agree that Executive has been integrally involved in many sensitive legal matters on behalf of Hilton during the term of his employment. Subject to Executive’s ongoing personal and professional obligations following the Separation Date, Executive agrees to be reasonably available to Hilton from and after the Separation Date to provide assistance and legal advice in connection with matters arising during the term of Executive’s employment by Hilton. All expenses incurred by Executive in connection with such assistance shall be paid or reimbursed by Hilton, including Executive’s reasonable attorneys’ fees incurred in connection with such cooperation. It is the intention of the Parties that all communications between Hilton and Executive with respect to such matters shall be privileged and confidential to Hilton.

[Signature page follows]

WHEREFORE, the Parties hereto have caused this Agreement to be signed as of the date written below.

Dated: October 26, 2012, McLean, Virginia

/s/ Matthew W. Schuyler
HILTON WORLDWIDE, INC. F/K/A HILTON HOTELS CORPORATION

Name: Matthew W. Schuyler

Title: Chief Human Resources Officer
/s/ Bill Stein
BH HOTELS HOLDCO LLC

Name: Bill Stein

Title: Managing Director

/s/ Paul J. Brown
Paul J. Brown

Schedule I

Terms of Advisory Services

1.	During the Advisory Period:

a.	Executive will continue in the employment of Hilton, at a rate of pay equal to his base salary rate on the Transition Date paid in accordance with the normal payroll practices of the Company, and Executive continue to be eligible to participate in the medical, health, and welfare benefit insurance plans in which Executive participated on the Transition Date. Additionally, Executive will continue to vest in his equity grants through April 30, 2013, whether or not the Separation Date occurs prior to such date.

b.	Hilton will provide Executive with access to an office and secretarial support.

c.	Executive can participate in the Senior Executive Travel Program as described in the original offer letter from November 2008.

2.	Following the Advisory Period, Executive will be entitled to keep the cellular phone, iPad and computer provided to the Executive by Hilton, provided, that Executive will be responsible for transferring the voice, data, and text message plan and the phone number associated with such device to his own account effective on or prior to the last day of the Advisory Period, and Hilton shall have no further responsibility in respect of any usage rates and fees associated with such device.

3.	Following the Advisory Period, Executive will be entitled to lifetime benefits in the Hilton Honors program at the highest level (currently Diamond Status) assuming Executive remains in satisfactory customer status according to the terms of the program.

Appendix I

Covenants Regarding Competitive Conduct, Confidentiality, Intellectual Property

Executive acknowledges and recognizes the highly competitive nature of the businesses of Hilton and Holdings (collectively, the “Company”) and their respective affiliates and accordingly agrees as follows:

1. Competitive Conduct.

(a) During the period of one year beginning on the Separation Date (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(b) During the Restricted Period, Executive will not directly or indirectly:

(i) engage in the Business for a Competitor in any geographical area that is within 25 miles of any geographical area where the Restricted Group engages in the Business;

(ii) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors provided that this Section 1(b) shall cease to apply during any time that The Blackstone Group L.P. and its affiliated investment funds beneficially own less than 25% of the voting power of the Company.

(c) Notwithstanding anything to the contrary in this Agreement, during the Restricted Period, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(d) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) knowingly solicit or encourage any executive-level employee of the Restricted Group to leave the employment of the Restricted Group; or

(ii) hire any such executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(e) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(f) For purposes of this Agreement:

(i) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective affiliates (including The Blackstone Group L.P. and its affiliates).

(ii) “Business” shall mean the business of acquiring controlling investments in, owning, operating, managing or franchising hotel and lodging properties and timeshares.

(i) “Competitor” shall mean (x) during the period beginning on January 1,2013 and ending on June 30, 2013, any person engaged in the Business and (y) thereafter, any major global hotel brand engaged in the Business (but, for the avoidance of doubt, excluding any private equity firm engaged in the Business).

(g) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(h) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties hereunder and pursuant to customary industry practice), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; (c) is located on Executive’s rolodex (whether paper or electronic) or was in Executive’s possession prior to his commencing employment with the Company; or (d) required by law to be disclosed; provided that with respect to subsection (d) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Appendix I. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) On Separation Date, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed to Executive.

(v) The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

3. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 of the Employment Agreement or Section 1 of this Appendix I (or a material breach or material threatened breach of any of the provisions of Section 7 of the Employment Agreement or Section 2 of this Appendix I) may be inadequate and the Company may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.